Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Funko, Inc. of our report dated March 13, 2025, except with respect to our opinion on the consolidated financial statements insofar as it relates to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 2, as to which the date is August 7, 2025, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Funko, Inc.’s Current Report on Form 8-K dated August 7, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

August 7, 2025

PricewaterhouseCoopers LLP, 1420 Fifth Avenue, Suite 2800, Seattle, Washington 98101

T: (206) 398 3000, www.pwc.com/us